Exhibit 10.2

TO: Duane A. Lammers

FR: Perry A. Sook

RE: Addendum to Employment Agreement

DA: July 2, 2007

Pursuant to authorization of the compensation committee, this memorandum will serve as an addendum to your Executive Employment Agreement with Nexstar Broadcasting Group, Inc. (the “Company”), dated as of January 5, 1998, and as amended on February 9, 2001, August 14, 2002, May 20, 2003 and August 28, 2003 (the “Agreement”).

The signatories hereto agree that the Agreement is hereby amended to add the following provision:

“Retention Payments. To encourage the continued provision by Lammers of services to the Company, which services are critical to the successful implementation by the Company of its proposed strategies, the Company desires to provide to Lammers a retention payment upon the successful closing of a Transaction (as defined below) during the term of the Agreement.

As used herein, the term “Transaction” means a transaction or series of transactions as a result of which the Company consolidates with or merges with and into any other person, effects a share exchange, enters into a comparable capital transaction or has any or all of its equity securities sold to one or more third parties, in each case such that a person (other than an affiliate of ABRY Partners, LLC) becomes the beneficial owner of a majority of the voting power represented by the securities of the Company (treating any such person and the affiliates of such person as being one and the same person), or if the Company sells all or substantially all of its consolidated assets.

As used herein, the term “Closing Price” means the closing sales price of the Company’s common stock on the closing date of the Transaction, subject to anti-dilution adjustments in the event of stock splits and similar events. If the Company subdivides its outstanding shares of common stock into a greater number of shares or combines its outstanding shares of common stock into a smaller number of shares, then the Closing Price in effect immediately prior to such action shall be adjusted to the number obtained by multiplying the Closing Price by a fraction, the numerator which shall be the number of shares of common stock outstanding immediately prior to such action, and the denominator which shall be the number of shares of common stock outstanding immediately following such action.

To the extent that the Company successfully closes a Transaction, the Company shall pay to Lammers a retention payment according to the schedule set forth below:

Retention Payment
Guaranteed payment upon closing of Transaction	$100,000
Plus one additional payment as follows:
Additional payment if closing share is >$20.00 and ≤$22.00	$100,000
Additional payment if closing share is >$22.00 and ≤$24.00	$200,000
Additional payment if closing share is >$24.00 and ≤$26.00	$300,000
Additional payment if closing share is >$26.00	$400,000

The retention payment shall be in addition to the stated salary and bonus compensation to which Lammers is entitled under the Agreement and shall be paid to Lammers in one installment simultaneously with the closing of the Transaction, subject to any applicable withholding requirements.

The Company shall not be obligated to pay, and Lammers shall not be entitled to receive, the retention payment in the event the Company terminates the employment of Lammers for “cause” (as defined in the Agreement) prior to the date on which such amount would otherwise be required to be paid. The Company shall also not be required to pay the retention payment to Lammers if Lammers voluntarily terminates his employment with the Company or retires or dies prior to the date on which such amount would otherwise be required to be paid.”

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

All other terms and conditions of the Agreement will remain in full force and effect.

Please indicate your agreement with and acceptance of the terms and conditions of this addendum as of the date listed above by signing below.

Sincerely,

NEXSTAR BROADCASTING GROUP, INC.

/s/ Perry A. Sook
Perry A. Sook
President and Chief Executive Officer

Agreed and Accepted:

/s/ Duane A. Lammers
Duane A. Lammers
Executive Vice President and Chief Operating Officer

CC: Jay Grossman, Chair of Compensation Committee

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